Exhibit 99.1

     First Busey Corporation Board of Directors Approves Repurchase Program

    URBANA, Ill., Feb. 24 /PRNewswire-FirstCall/ -- At the February 17, 2004 Board Meeting of First Busey Corporation (Nasdaq: BUSE), the Board of Directors approved a Repurchase Program for 2004 authorizing Management to purchase up to 500,000 shares of outstanding stock of First Busey Corporation, or up to 4% of the currently outstanding shares of the Corporation.

    First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Fort Myers, Florida. Total assets of Busey Bank were $1.4 billion as of December 31, 2003. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $113 million as of December 31, 2003. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com .

    Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately
$1.2 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $600 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE."



SOURCE  First Busey Corporation
    -0-                             02/24/2004
    /CONTACT: Douglas C. Mills, Chairman of the Board of First Busey Corporation, +1-217-365-4512, or fax, +1-217-365-4592/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU: